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                                                                     EXHIBIT 1.1


                             UNDERWRITING AGREEMENT

                                                    Dated as of [________, 20__]

Golden West Financial Corporation
1901 Harrison Street
Oakland, California 94612

Ladies and Gentlemen:

                  We understand that Golden West Financial Corporation (the "Company") proposes to issue and sell $[_____________] aggregate principal amount of ______% [Senior][Subordinated] Notes due ______ 1, 20___ (the "Offered Securities") covered by the registration statement on Form S-3 (File No. 333-___________) (the "Registration Statement"). Subject to the terms and conditions set forth herein and incorporated by reference herein, the Company hereby agrees to sell, and [names of underwriters] (the "Underwriters") agrees to purchase, $[______________] aggregate principal amount of Offered Securities at [_________]% of their principal amount plus accrued interest, if any, from _________, 20__ to the date of payment.

                  The Underwriters will pay for the Offered Securities upon delivery thereof at the office of Orrick, Herrington & Sutcliffe LLP, 400 Sansome Street, San Francisco, California 94111, at 7:00 A.M. (San Francisco time) on [________________, 20__], or on such other date not later than [__________, 20__] as shall be mutually agreed upon (the "Closing Date"), upon confirmation of delivery to or upon the order of the Underwriters in New York City, or such other place as shall be mutually agreed upon, of certificates for the Offered Securities in such names and denominations as the Underwriters shall request. Payment shall be made to the order of the Company in immediately available funds.

                  The Company agrees to have the Offered Securities available for inspection, checking and packaging by the Underwriters in San Francisco, California, not later than 11:00 A.M. (San Francisco time) on the business day immediately preceding the Closing Date.


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      The Offered Securities shall have the following terms:

 Maturity:                  ___________

 Interest Rate:             _______% accruing from __________, 20___

 Interest Payment Dates:    _______ 1 and _______ 1, commencing ________ 1, 20__

 Record Dates:              _________ 15 and ________ 15

 Denominations:             $_____ and integral multiples of $_____ in excess thereof

 Redemption Provisions:     None

 Price to Public:           ___________%

 [Other provisions:         __________________________________].

         All the provisions contained in the document entitled Golden West Financial Corporation Underwriting Agreement Standard Provisions For [Senior][Subordinated] Debt Securities [________ 20__], a copy of which is attached hereto (the "Standard Agreement"), are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein, except that each reference in the Standard Agreement (i) to the "Registration Statement" shall be deemed to refer to the Registration Statement, (ii) to the "Basic Prospectus" shall be deemed to mean the prospectus dated [__________, 20__] relating to the Company's senior and subordinated debt securities and preferred stock, including the material incorporated by reference therein (the "Revised Basic Prospectus"), and (iii) to the "Prospectus" shall be deemed to mean, collectively, the Prospectus Supplement (as defined in the Standard Agreement) and the Revised Basic Prospectus, including in each case the material incorporated by reference therein. The several obligations of the Underwriters hereunder shall be subject to all of the conditions set forth in Section 7 of the Standard Agreement and to the condition that on or after the date hereof (i) no downgrading shall have occurred in the rating accorded either the Company's or World Savings and Loan Association's debt securities by Moody's Investors Service, Inc. ("Moody's"), or Standard & Poor's Ratings Services ("S&P") and (ii) neither Moody's nor S&P shall have publicly announced that it has under surveillance or review, with possible negative implications, its ratings of any of either the Company's or World Savings and Loan Association's debt securities.


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         If any one or more of the Underwriters shall fail or refuse to purchase the Offered Securities which it or they have agreed to purchase hereunder, and the aggregate principal amount of the Offered Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of the Offered Securities, and arrangements satisfactory to the non-defaulting Underwriters and the Company for the purchase of such Offered Securities are not made within 36 hours after such default (excluding Saturdays, Sundays and holidays) or such longer period as the non-defaulting Underwriters and the Company shall agree upon, then the non-defaulting Underwriters shall be obligated severally to purchase the Offered Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase. If any one or more of the Underwriters shall fail or refuse to purchase Offered Securities and the aggregate principal amount of Offered Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of the Offered Securities and arrangements satisfactory to the non-defaulting Underwriters and the Company for the purchase of such Offered Securities are not made within 36 hours after such default (excluding Saturdays, Sundays and holidays), or such longer period of time as the non-defaulting Underwriters and the Company shall agree upon, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or of the Company except for the payment of expenses as provided in
Section 4(h) of the Standard Agreement and the indemnity and contribution agreements of the Company and the Underwriters contained in Section 6 of the Standard Agreement. In any case, either the non-defaulting Underwriters or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement and in the Prospectus or in any other documents or arrangements may be effected. Any action taken under this paragraph or any such termination shall not relieve any defaulting Underwriter from liability in respect of any default of any such Underwriter under this Agreement.

         Notices shall be sent to the Underwriters at the following address:
___________ _________________, Attention: ________.

         This Agreement will be governed by and construed in accordance with the laws of the State of New York.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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         Please confirm your agreement by having your authorized officer sign a copy of this Agreement in the space set forth below and returning the signed copy to us.

                                       Very truly yours,

                                       [name]


                                       ---------------------------
                                       By: [name]
                                       Title:


Accepted:

Golden West Financial Corporation


By:
   ------------------------------
     Name:
     Title:

Dated:  [__________, 20__]



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